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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


      OUTSOURCE INTERNATIONAL, INC. ANNOUNCES CHANGES IN SENIOR MANAGEMENT

         DELRAY BEACH, FLORIDA, July 26, 2001 - Outsource International, Inc. (OTCBB: OSIX), a leading national provider of human resource services focusing on the flexible industrial staffing market, today announced that, effective immediately, Garry E. Meier has resigned from the Company's Board of Directors and as its President. In addition, effective August 31, 2001, Mr. Meier has resigned as the Company's Chief Executive Officer. Mr. Meier has agreed to serve as a consultant to the Company from September 1, 2001, through December 31, 2001.

         Mr. Jay D. Seid, a current member of the Company's Board of Directors, has been appointed the Executive Chairman of the Board and Mr. Michael Sharp has been appointed to the Board to fill the vacancy created by Mr. Meier's resignation. Also effective immediately, Mr. Sharp has been elected Chief Restructuring Officer for the Company and Mr. Richard Mazelsky has been elected the President of the Company to replace Mr. Meier.

         Mr. Seid, a Managing Director of Bachow & Associates, Inc., an investment firm located in Bala Cynwyd, Pennsylvania, has been a director of the Company since March 1999. Mr. Seid has been associated with the Company since February 1997, when Bachow made its initial investment in the Company.

         Mr. Sharp has been Executive Vice President and Chief Financial Officer of the Company since January 2001. Mr. Mazelsky has been Executive Vice President and Chief Operating Officer since August 2000.
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         Outsource International, along with certain of its subsidiaries, on
June 11, 2001, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to restructure the Company's debts. Outsource International, through its Tandem Staffing division, is a national provider of human resource services focusing on the flexible industrial staffing market. Tandem Staffing partners with its service workers and industrial employers to provide flexible workforce solutions to maximize client production and profitability. With 124 offices nationwide, Tandem Staffing services approximately 3,000 industrial clients on a daily basis with over 18,000 temporary employees.

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STATEMENTS MADE IN THIS PRESS RELEASE RELATING TO MATTERS THAT ARE NOT
HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND OTHER UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECTS AND OUTCOME OF OUR VOLUNTARY CHAPTER 11 BANKRUPTCY PROCEEDINGS, OUR FUTURE PROSPECTS, EFFICIENCY OF OUR MARKETING CHANNELS, SUCCESSFUL IMPLEMENTATION OF OUR RESTRUCTURING PLAN, ADEQUACY OF CASH FROM OPERATIONS FOR FUTURE LIQUIDITY AND WORKING CAPITAL NEEDS AND THE GENERAL LEVEL OF ECONOMIC ACTIVITY AND UNEMPLOYMENT, AS WELL AS OTHER RISKS DETAILED FROM TIME TO TIME BY THE COMPANY IN DOCUMENTS FILED BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 1, 2001, THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-48926) FILED WITH THE COMMISSION ON OCTOBER 30, 2000 AND DECLARED EFFECTIVE JANUARY 31, 2001 AND THE QUARTERLY REPORTS ON FORM 10-Q FOR THE FISCAL QUARTERS ENDED JULY 2, 2000, OCTOBER 1, 2000 AND DECEMBER 31, 2000.